EXHIBIT 10.1

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of November 6, 2012 (effective as of September 30, 2012), is by and among PRIMO WATER CORPORATION, a corporation organized under the laws of the State of Delaware (“Parent”), PRIMO PRODUCTS, LLC, a limited liability company organized under the laws of the State of North Carolina (“Products”), PRIMO DIRECT, LLC, a limited liability company organized under the laws of the State of North Carolina (“Direct”), PRIMO REFILL, LLC, a limited liability company organized under the laws of the State of North Carolina (“Refill”), PRIMO ICE, LLC, a limited liability company organized under the laws of the State of North Carolina (“Ice”; and together with Parent, Products, Direct, Refill and any other Person that at any time after the date hereof becomes a Borrower, each a “Borrower” and collectively, the “Borrowers”), PRIMO REFILL CANADA CORPORATION, a corporation organized under the laws of the Province of British Columbia, Canada (“Canadian Guarantor”; and together with any other Person that at any time after the date hereof becomes a Guarantor, each a “Guarantor” and collectively, the “Guarantors”), and COMVEST CAPITAL II, L.P., a Delaware limited partnership (in its individual capacity, “Comvest”), in its capacity as lender (in such capacity, the “Lender” and collectively with any other lender which may hereafter become a party hereto, the “Lenders”).

W I T N E S S E T H

WHEREAS, the Borrowers, the Guarantors and the Lenders are parties to that certain Credit and Security Agreement dated as of April 30, 2012 (the “Credit Agreement”); and

WHEREAS, the Borrowers initiated a plan to exit the operations related to the carbonated beverage appliance, flavorings and accessories businesses and have requested that the Lender make certain amendments to the Credit Agreement as a result thereof and in connection with certain other provisions contained in the Credit Agreement.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO THE CREDIT AGREEMENT

1.1           Amendment to Section 1.2.  For purposes of the Credit Agreement the term EBITDA as defined in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““EBITDA” shall mean for any period, without duplication, the total of the following for Loan Parties and their Subsidiaries on a consolidated basis, each calculated for such period:

(a)      Net Income; plus

(b)      (without duplication), to the extent included in the calculation of Net Income, the sum of (i) income and franchise taxes paid or accrued, (ii) Interest Expense, net of interest income, paid or accrued, (iii) amortization and depreciation, (iv) non-cash impairment charges, (v) non-cash compensation expense in an amount not to exceed $2,000,000 in the aggregate during any fiscal year, (vi) non-cash equity charges, (vii), non-cash charges related to acquisition, severance and reserves in an amount not to exceed $500,000 in the aggregate during any fiscal year, (viii) severance costs paid during such period in an amount not to exceed $375,000 in the aggregate during any fiscal year, (ix) extraordinary or non-recurring losses not to exceed $500,000 in the aggregate during the term of this Agreement, and (x) for any  fiscal quarter ending on or prior to September 30, 2013, losses related to the Flavorstation Discontinued Operations in an amount not to exceed $1,500,000 in the aggregate during the term of this Agreement; less

(c)      (without duplication), to the extent included in the calculation of Net Income, the sum of (i) the income of any Person (other than a Loan Party or a Subsidiary of any Loan Party) in which any Loan Party or a Subsidiary of any Loan Party has an ownership interest except to the extent such income is received by any Loan Party or such Subsidiary in a cash distribution during such period, (ii) gains from sales or other dispositions of assets (other than sales of Inventory in the normal course of business) and (iii) extraordinary or non-recurring gains;

provided that notwithstanding the foregoing, for purposes of the calculations set forth in Section 7.6(b) and (c), EBITDA shall be deemed to be (i) $2,300,000 for the fiscal quarter ended June 30, 2011, (ii) $1,600,000 for the fiscal quarter ended September 30, 2011 and (iii) ($400,000) for the fiscal quarter ended December 31, 2011.”

1.2           Additional Definition.   The following definition of Flavorstation Discontinued Operations shall be added to Section 1.2 of the Credit Agreement in its entirety in proper alphabetical order and shall read as follows:

““Flavorstation Discontinued Operations” shall mean Borrowers’ decision to exit their operations related to the carbonated beverage appliance, flavorings and accessories businesses.”

1.3           Amendment to Section 2.2(b).  Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)  In the event of any prepayment of all or any portion of the Term Loan for any reason whatsoever (including without limitation as a result of any acceleration of the Term Loan resulting from an Event of Default, any mandatory prepayment or any voluntary prepayment), in addition to the payment of the subject principal amount and all unpaid accrued interest thereon, the Borrowers, jointly and severally, shall be required to pay to the Lender a prepayment premium in an amount equal to (i) fourteen (14%) percent of the principal amount being prepaid if such prepayment is made or required to be made on or before February 15, 2013, (ii) ten (10%) percent of the principal amount being prepaid if such prepayment is made or required to be made after February 15, 2013 but on or before the eighteenth (18th) month following the Closing Date, or (iii) four (4%) percent of the principal amount being prepaid if such prepayment is made or required to be made after the eighteenth (18th) month following the Closing Date but on or before the third (3rd) anniversary of the Closing Date; provided that, notwithstanding the foregoing, if Parent’s publicly traded stock price exceeds $4.00 per share (a) at the time of the cancellation or redemption of 100% of the outstanding Warrants at a valuation per share in excess of $4.00 per share and payment of all principal, interest and other amounts payable under the Agreement; or (b) for each day during the sixty (60) day period prior to the date of any such prepayment, (x) the prepayment premium for the period after the first (1st) anniversary of the Closing Date but on or before the second (2nd) anniversary of the Closing Date shall be an amount equal to two (2%) percent of the principal amount being prepaid and (y) the prepayment premium for the period after the second (2nd) anniversary of the Closing Date but on or before the third (3rd) anniversary of the Closing Date shall be an amount equal to one (1%) percent of the principal amount being prepaid.”

1.4           Amendment to Section 7.6(b).  The Minimum EBITDA grid contained in Section 7.6(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Date	Minimum EBITDA
September 30, 2012	$3,500,000
December 31, 2012	$4,600,000
March 31, 2013	$5,300,000
June 30, 2013	$6,300,000
September 30, 2013	$8,000,000
December 31, 2013	$9,200,000
March 31, 2014	$9,400,000
June 30, 2014	$9,700,000
September 30, 2014	$9,900,000
December 31, 2014	$10,100,000
March 31, 2015	$10,200,000
June 30, 2015	$12,300,000
September 30, 2015	$10,400,000
December 31, 2015	$10,500,000
March 31, 2016	$10,600,000
June 30, 2016	$10,700,000

1.5           Amendment to Section 7.6(c).  The Total Debt to EBITDA Ratio grid contained in Section 7.6(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Date	Ratio
September 30, 2012	5.9 : 1.00
December 31, 2012	4.7 : 1.00
March 31, 2013	4.5 : 1.00
June 30, 2013	4.1 : 1.00
September 30, 2013	3.8 : 1.00
December 31, 2013	3.7 : 1.00
March 31, 2014	3.5 : 1.00
June 30, 2014	3.5 : 1.00
September 30, 2014	3.5 : 1.00
December 31, 2014	3.5 : 1.00
March 31, 2015	3.3 : 1.00
June 30, 2015	3.3 : 1.00
September 30, 2015	3.3 : 1.00
December 31, 2015	3.3 : 1.00
March 31, 2016	3.0 : 1.00
June 30, 2016	3.0 : 1.00

1.6           Limitations; No Other Amendment.  Except for the amendments expressly set forth herein, the text of the Credit Agreement and all Other Documents shall remain unchanged and in full force and effect, and Lender expressly reserves the right to require strict compliance with the terms of the Credit Agreement and the Other Documents.  The amendments contained herein are limited to the precise terms hereof, and Lender is not obligated to consider or consent to any additional request by any Borrower for any other amendment with respect to the Credit Agreement or any Other Document.

1.7           Amendment Fee.  In consideration of the agreements of the Lender set forth herein, Borrowers, jointly and severally, shall pay the Lenders an amendment fee in the aggregate amount of $150,000 (the “Amendment Fee”), which Amendment Fee shall be fully earned as of the Effective Date (as defined below).  The Borrowers shall pay the Amendment Fee to the Lender upon execution of this Amendment.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS; CONDITIONS PRECEDENT.

2.1           Representations, Warranties and Covenants.  Borrowers and Guarantors hereby represent, warrant, covenant and agree to and in favor of Lender the following (which shall survive the execution and delivery of this Amendment), the truth and accuracy of which are a continuing condition of the making of Loans to Borrowers:

(a)      This Amendment and each other agreement or instrument to be executed and delivered by Borrowers and Guarantor in connection herewith (the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of each Borrower and Canadian Guarantor which is party hereto and thereto, as the case may be, and the agreements and obligations of each Borrower and Guarantor contained herein and therein constitute the legal, valid and binding obligations of such Borrower and Canadian Guarantor, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought;

(b)      The execution, delivery and performance of the Amendment Documents (a) are all within each Borrower’s and Canadian Guarantor’s respective powers and (b) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation or formation, operating agreement, partnership agreement or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Canadian Guarantor is a party or by which any Borrower or Canadian Guarantor or its property are bound;

(c)      Lender has and shall continue to have valid, enforceable and perfected liens upon and security interests in the assets and properties of Borrowers and Guarantors heretofore granted to Lender pursuant to the Other Documents or otherwise granted to or held by Lender, except as permitted by the Other Documents or consented to by Lender;

(d)      All of the representations and warranties set forth in the Credit Agreement and the Other Documents are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

(e)      After giving effect to this Amendment, no Default or Event of Default under the Credit Agreement has occurred and is continuing or would result from the execution or effectiveness of this Amendment, and each Borrower and Guarantor is in full compliance with all covenants and agreements contained therein;

(f)      This Amendment was reviewed by each Borrower and Guarantor, which acknowledges and agrees that it (i) understands fully the terms of this Amendment and the consequences of the issuance hereof, (ii) has been afforded an opportunity to have this Amendment  reviewed by, and to discuss this Amendment with, such attorneys and other persons as it may wish, and (iii) has entered into this Amendment of its own free will and accord and without threat or duress; and (iv) this Amendment and all information furnished to Lender is made and furnished in good faith, for value and valuable consideration.

2.2           Conditions to Effectiveness of this Amendment.  Article I of this Amendment shall become effective as of September 30, 2012 (the “Effective Date”) when, and only when, the following conditions have been satisfied as reasonably determined by Lender in its sole discretion (the “Effective Date”):

(a)            Lender shall have received a duly authorized and executed copy of this Amendment from each of the Borrowers and the Guarantors.

(b)           The representations and warranties set forth in Section 2.1 of this Amendment shall be true and correct.

(c)           Borrowers shall have paid the Amendment Fee to Lender in immediately available funds.

(d)           Borrowers shall have paid all reasonable out-of-pocket fees, costs and expenses incurred by Lender in connection with this Amendment  and each Other Document (including, without limitation, reasonable legal fees and expenses of counsel to Lender).

ARTICLE III

MISCELLANEOUS

3.1           Ratification of Obligations and Canadian Guaranty.  Each Borrower and Guarantor hereby acknowledges and consents to all of the terms and conditions of this Amendment and the other Amendment Documents executed and delivered in connection herewith or pursuant hereto.  Canadian Guarantor hereby ratifies and confirms the Guarantee and each Other Document to which it is a party.  Each Borrower and Guarantor hereby ratifies and confirms the Credit Agreement, as amended hereby, each Other Document to which such Borrower or Guarantor is a party, and the Obligations owing under or pursuant to the Credit Agreement.  Each Borrower and Guarantor agrees that nothing contained in this Amendment or the other Amendment Documents shall adversely affect any right or remedy of  Lender under the Guarantee.  Canadian Guarantor hereby agrees that all references in the Guarantee to the “Obligations” shall include, without limitation, the obligations of the Borrowers to the Lender under the Credit Agreement previously amended or as amended hereby.  Canadian Guarantor hereby represents and acknowledges that the execution and delivery of this Amendment and the other Amendment Documents executed in connection herewith shall in no way reduce or adversely affect its obligations as a guarantor, debtor, pledgor, assignor, obligor and/or grantor under the Guarantee and each Other Document to which it is a party and shall not constitute a waiver by Lender of any rights against Canadian Guarantor.

3.2           Ratification of Liens.  Each Borrower and Guarantor hereby acknowledges and agrees that the Liens that it granted pursuant to the Credit Agreement and the Other Documents are valid, subsisting, perfected, and enforceable Liens and are superior to all Liens, other than Permitted Encumbrances permitted under the Credit Agreement or any other exceptions approved by the Lender in writing.

3.3           Effect on the Loan Documents.  Upon the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Other Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended from time to time.

3.4           Release.  Each Borrower and Guarantor does, for itself and its successors and assigns, remise, release and discharge Lender and its respective predecessors, successors and assigns and each of its respective officers, directors, agents, employees, attorneys and financial and other advisors harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which any Borrower or Guarantor or its successors or assigns has had or may now or hereafter claim to have against Lender or any of its predecessors, successors and assigns or any of its officers, directors, agents, employees, attorneys and financial and other advisors in any way arising from or connected with the Credit Agreement or any Other Document or the arrangements set forth therein or transactions thereunder up to and including the Effective Date, or the transactions contemplated thereby.  This release and discharge may be pleaded as a defense, counterclaim or cross-claim and shall be admissible into evidence without any foundation testimony whatsoever.

3.5           Terms.  All capitalized terms used herein shall have the meaning assigned thereto in the Credit Agreement, unless otherwise defined herein.

3.6           Governing Law.  The validity, interpretation and enforcement of this Amendment and any dispute arising hereunder, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

3.7           Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

3.8           Entire Agreement.  This Amendment is intended by the parties hereto as a final expression of their agreement and constitutes the entire agreement of the parties with respect to the subject matter of this Amendment and all prior and contemporaneous agreements of the parties hereto with respect to the subject matter hereof (whether written or oral) are hereby superseded by and merged into this Amendment.

3.9           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

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PRIMO WATER CORPORATION
AMENDMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWERS:	PRIMO WATER CORPORATION,
a Delaware corporation

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO PRODUCTS, LLC,
a North Carolina limited liability company

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO DIRECT, LLC,
a North Carolina limited liability company

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO REFILL, LLC,
a North Carolina limited liability company

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

PRIMO ICE, LLC,
a North Carolina limited liability company

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

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PRIMO WATER CORPORATION
AMENDMENT

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GUARANTOR:	PRIMO REFILL CANADA CORPORATION

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

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PRIMO WATER CORPORATION
AMENDMENT

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LENDER:	COMVEST CAPITAL II, L.P.,
as Lender

	By:	ComVest Capital II Partners, L.P., its General Partner

	By:	ComVest Capital II Partners UGP, LLC, its General Partner

	By:	/s/ Greg Reynolds
	Name:	Greg Reynolds
	Title:	Managing Partner